EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES 2010 CAPITAL BUDGET AND PRODUCTION FORECAST

•	Total capital budget of $725 million approved by Board of Directors; exploration and drilling budget set at $561 million

•	Investment planned to be funded through operating cash flow and anticipated proceeds from divestitures; capacity available under existing credit facility to maintain or accelerate program

•	Roughly 40% of exploration & drilling budget allocated to Eagle Ford shale program; approximately 30% of budget dedicated to oil programs in the Permian and Williston basins

•	Over 20% production growth, adjusted for divestitures, from December 2009 to December 2010

DENVER, December 16, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today announces its initial capital budget and production guidance for 2010.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “Our 2010 capital program reflects the expansion and improvement in our inventory over the past couple of years and gets us back on a track of growing production.  We will be deploying a meaningful amount of investment in our emerging resource plays, particularly in the Eagle Ford and Haynesville shales, as we work to promote those potential resources to proved reserves.  We will also be making significant investment in our oil and rich gas properties, which are generating very strong returns in the current commodity environment.  We have the ability to comfortably fund next year’s program, and our strong financial position provides us the ability to accelerate activity with continued success.  St. Mary continues to make progress toward our goal of being a leading North American resource play company.”

2010 CAPITAL INVESTMENT BUDGET

The Company’s initial capital investment budget for 2010 is detailed in the following table:
2010 Capital Investment Budget
(in millions)

Exploration & drilling capital
Eagle Ford shale	$216
Haynesville shale	89
Permian oil	89
Bakken/Three Forks	80
Other (incl. Marcellus, Granite Wash & Woodford shale)	87
Subtotal	$561

Non-drilling capital
Land & seismic	$86
Facilities	41
Overhead	37
Subtotal	$164

Grand Total	$725

The 2010 capital investment program is anticipated to be funded through cash flow from operations, anticipated proceeds from the previously announced divestiture of non-core oil properties in the Rocky Mountains, and, if necessary, the Company’s existing credit facility.  St. Mary’s strong financial position also provides it the ability to expand its capital investment program through borrowings under the credit facility should the Company elect to accelerate drilling activity.  As of December 16, 2010, approximately $437 million was available to borrow under that facility.

St. Mary will operate approximately 75% of the exploration and development capital it deploys in 2010.  Details regarding significant programs are provided below.

Eagle Ford shale – St. Mary plans to operate two drilling rigs continuously on its high working interest acreage in Webb, Dimmitt, and La Salle counties in South Texas in 2010.  The Company has seen drilling efficiency gains in the Eagle Ford program, allowing it to increase planned activity without increasing rig count.  The first operated well was drilled in 45 days, while its most recent well was drilled in under 14 days.  The operated program will account for roughly 78% of the Company’s investment in the Eagle Ford shale in 2010 and will consist of 34 gross operated wells, the majority in which St. Mary will have a 100% working interest.  Efforts will be focused on de-risking untested portions of leasehold and developing parts of the program known to have richer natural gas and condensate.

In the joint venture with Anadarko Petroleum, the 2010 plan is to invest approximately $47 million to participate in wells located in the liquids-rich area of the play north of the Company’s high working interest acreage.  The budget for this non-operated portion of the Eagle Ford program could vary depending on the pace and scale of the operator’s program on the joint venture leasehold.

Approximately $24 million of the noted facilities budget will be deployed in the Eagle Ford shale program to expand infrastructure in the play.

Oil property development – St. Mary plans to invest roughly $169 million, or approximately 30% of its exploration and development budget, on oil properties in the Permian and Williston basins.

In the Permian Basin, the Company will operate 89% of its capital investment, over half of which will be focused on Wolfberry tight oil projects.  The 2010 program includes 32 wells at the operated Sweetie Peck asset and is designed to continue Wolfberry development on 80- and 40-acre spacing.  It also includes six (6) 20-acre wells to test the viability of increased density drilling in portions of the play.

St. Mary’s efforts in the Rocky Mountains will be focused primarily on targets in the Bakken and Three Forks formation in the Williston Basin.  The Company plans to invest approximately $80 million in these programs, 67% of which will be operated by St. Mary.  A total of 17 wells are planned in the Bakken and Three Forks program, including 11 wells in the Company’s Bear Den prospect.  A number of non-operated wells have also been included in the budget for this area.  The initial results from St. Mary’s Three Forks testing in Divide County will be evaluated in 2010 and capital has been budgeted to continue developing this acreage should results in the program be positive.

Haynesville shale – The Company plans to drill six (6) horizontal wells and one (1) vertical well in 2010, all of which will be drilled in San Augustine and Shelby counties, Texas.  The drilling program has been designed to utilize recently acquired 3D seismic data while preserving core leasehold.  This operated portion of the program constitutes roughly 64% of the Haynesville program’s capital investment in 2010.  The majority of the remaining budget will support partner-operated drilling in East Texas and at Elm Grove Field in northern Louisiana.

Other Activity – St. Mary plans to spend approximately $87 million in other exploration and development drilling activity in 2010, including operated activity in the Marcellus shale, the Granite Wash, and the Woodford shale.  In the Marcellus shale in Pennsylvania, the Company plans to drill a total of four (4) wells – two (2) in Potter County and two (2) in McKean County.  Additionally, the gathering line connecting St. Mary’s initial test well will be turned to sales in the first quarter of 2010, with the trunk line to the second test well to be constructed immediately thereafter.  In the Granite Wash program in Western Oklahoma, the Company plans to drill four (4) operated wells in its Mayfield prospect and anticipates participating in a number of partner-operated wells across the play.  The Company’s first operated horizontal Granite Wash well in the Mayfield area, the Wester 2-34H (SM 38% WI), began drilling at the beginning of December 2009.  In the Woodford Shale program, six (6) wells are budgeted to preserve expiring acreage.

Quarterly Production Outlook

The following table details St. Mary’s budgeted quarterly production profile for 2010, including adjustments for the previously announced divestitures of coalbed methane properties at Hanging Woman Basin and the Rocky Mountain oil package.

(in MMCFE/d)	4Q09	1Q10	2Q10	3Q10	4Q10
Reported Production	270 – 285	255 – 278	242 – 264	250 – 272	266 – 288
Rockies oil package*	(18)	(18)
Hanging Woman Basin package**	(10)
Pro Forma Production	242 – 257	237 – 260	242 – 264	250 – 272	266 – 288

* Rockies oil package divestiture assumes 18 MMCFE/d of production; assumed closing of March 31, 2010 for forecasting purposes
** Hanging Woman Basin divestiture assumes roughly 10 MMCFE/d of production; assumed closing of December 31, 2009 for forecasting purposes

The Company anticipates that pro forma production will bottom in the first quarter of 2010 and will grow on a sequential quarterly basis thereafter.  Adjusting for divestiture activity, this translates to over 20% production growth from December 2009 to December 2010.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” “expect,” “encourage,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, the pending nature of reported divestiture plans for certain non-core oil and gas properties as well as the ability to complete divestiture transactions and the uncertain nature of the amount of proceeds that may be received from divestitures, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q which are filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil.  St. Mary routinely posts important information about the Company on its website.  For more information about St. Mary, please visit its website at stmaryland.com.